Exhibit 99
T. ROWE PRICE BOARD APPROVES STOCK REPURCHASE EXTENSION
BALTIMORE (February 15, 2007)-The Board of Directors of T. Rowe Price Group (NASDAQ, TROW) today approved a 15 million share increase in the company’s authorization to repurchase its common shares. This brings the total repurchase authorization to 18.8 million shares.
     Founded in 1937, Baltimore-based T. Rowe Price is a global investment management organization that provides a broad array of mutual funds, subadvisory services, and separate account management for individual and institutional investors, retirement plans, and financial intermediaries. The organization also offers a variety of sophisticated investment planning and guidance tools. T. Rowe Price’s disciplined, risk-aware investment approach focuses on diversification, style consistency, and fundamental research. More information is available at www.troweprice.com.
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